UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2016 (May 25, 2016)

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Triangle Capital Corporation
(Exact name of registrant as specified in its charter)
 _________________________________________________________

Maryland	814-00733	06-1798488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina		27612
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (919) 719-4770
Not Applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders.
Set forth below are descriptions of the matters voted on at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Triangle Capital Corporation (the "Company"), held today, Wednesday, May 25, 2016, and the final results of such voting. Both proposals listed below were approved by the requisite number of votes.
Proposal 1 - Election of Directors
The following individuals, constituting all of the nominees named in the Company's Proxy Statement, as filed with the Securities and Exchange Commission on March 11, 2016, were elected as directors to serve until the Company's 2017 annual meeting of stockholders and until their successors have been duly elected and qualified. The following votes were taken in connection with this proposal:

Director	For	Against	Abstain
E. Ashton Poole	18,990,866	452,174	324,768
Brent P.W. Burgess	18,970,433	470,377	326,998
Steven C. Lilly	18,363,117	1,073,314	331,375
Garland S. Tucker, III	18,918,036	520,876	328,894
W. McComb Dunwoody	15,122,759	4,307,255	337,792
Mark M. Gambill	18,800,768	632,595	334,442
Benjamin S. Goldstein	18,738,366	694,719	334,721
Simon B. Rich, Jr.	18,635,048	601,004	531,754
Sherwood H. Smith, Jr.	18,348,715	885,238	533,852
Proposal 2 - Approval to Sell Securities Below Net Asset Value
A proposal to authorize the Company, pursuant to approval of its Board of Directors, to sell shares of its common stock or warrants, options or rights to acquire common stock during the next year at a price below the Company's then current net asset value per share was approved. The following votes were taken in connection with this proposal:

For	Against	Abstain
16,509,030	2,896,248	362,529

This proposal was also approved by the Company's non-affiliated stockholders by a vote of 14,728,556 shares "for" and 2,896,248 shares "against," with 362,529 shares abstaining. The number of votes cast in favor of this proposal represents both a majority of outstanding securities of the Company entitled to vote at the Annual Meeting and a majority of outstanding securities entitled to vote at the Annual Meeting that were not held by affiliated persons, as defined under the Investment Company Act of 1940, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triangle Capital Corporation

Date: May 25, 2016	By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer